Exhibit 4.7

REGISTRATION RIGHTS AGREEMENT

by and between

Formula Systems (1985) Ltd.

and

FIMGold, Limited Partnership

March 3, 2005

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of the _________, 2005, by and between: (i) Formula Systems (1985) Ltd. (the “Company”), a company organized under the laws of the State of Israel whose shares are listed for trading on Nasdaq; and (ii) FIMGold, Limited Partnership (“FIMGold” or the “Shareholder”).

WITNESSETH:

WHEREAS, the Shareholder is an Israeli limited partnership managed by FIMGold Ltd., an Israeli private company limited by shares and owned in equal parts by FIMI Opportunity Fund, L.P., a limited partnership organized under the laws of the State of Delaware and Ildani Ltd., an Israeli private company wholly owned by Mr. Dan Goldstein (“Goldstein”), the Company’s Chief Executive Officer and Chairman of the Board of Directors; and

WHEREAS, on even date herewith, FIMGold is entering into (i) a share purchase agreement (the “PIPE Agreement”) with the Company, pursuant to which FIMGold shall purchase 2,400,000 Ordinary Shares of the Company in a private placement, and (ii) a share purchase agreement with Goldstein (the “Goldstein Agreement”), pursuant to which Goldstein shall sell to FIMGold all of his shareholdings in the Company (namely, 2,000,000 Ordinary Shares of the Company); and

WHEREAS, following the consummation of the foregoing purchase transactions, FIMGold shall hold 4,400,000 Ordinary Shares of the Company, constituting approximately 33% of the Company’s issued and outstanding share capital; and

WHEREAS, effective as of the Closing (as defined in the PIPE Transaction) the Shareholder and the Company desire to set forth certain matters regarding the registration rights of the shares of the Company held by the Shareholder.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	DEFINITIONS; EFFECT OF AGREEMENT

Definitions. As used herein, the following terms have the following meanings:

“Commission” means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Control” means direct or indirect ownership of more than 50% of the equity or voting capital of an entity, or possession of the right and power to direct the policy and management of such entity.

“Form F-3” means Form F-2 or Form F-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (the “SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder”means any holder of outstanding Registrable Shares.

“Ordinary Shares” means the Ordinary Shares of the Company, par value NIS 0.01, subject to a Reclassification Event.

“Permitted Transferee” shall mean a person or entity which receives shares pursuant to the transfer of all or any of the shares held by the Shareholder (the “Transferor”) to: (i) an entity Controlled by the Transferor; (ii) an entity that Controls the Transferor; (iii) an entity under common Control with the Transferor, (iv) any partners or members of the Transferor and its Permitted Transferees; or (v) in the case that a Permitted Transferee of the Transferor is a trustee, the beneficiary or beneficiaries for whom the trustee is holding shares.

“Person” means an individual, fund, company, unincorporated association, trust, joint venture, governmental agency, or other entity, whether domestic or foreign.

“Reclassification Event” means any share combination or subdivision (split), bonus shares or any other recapitalization of the Company’s shares.

“Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement.

“Registrable Shares” means Ordinary Shares purchased by the Shareholder pursuant to the PIPE Agreement and the Goldstein Purchase Agreement, including bonus shares and share dividends payable with respect to such shares, and Ordinary Shares of the Company which hereafter may be purchased or acquired by the Shareholder. Notwithstanding the foregoing, Registrable Shares shall not include otherwise Registrable Shares (i) sold or transferred to anyone other than a Permitted Transferee, or (ii) which could be disposed of, under applicable law, within six (6) months without registration, pursuant to Rule 144.

“Rule 144” shall mean Rule 144 under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time.

“Securities Act” means the United States Securities Act of 1933, as amended.

2.	INCIDENTAL REGISTRATION

2.1.	If the Company proposes to register any of its securities for its own account (the “Company’s Securities”) or for the account of any other person, other than (a) in a registration under Section 3 of this Agreement or (b) a registration on Form S-8 or Form F-4, the Company shall give notice to the Holder of such intention, at least 30 days prior to the filing of the registration statement in connection with such registration. Upon the written request of the Holder given within twenty (20) days after receipt of any such notice, the Company shall include in such registration (subject to Section 2.2 below) all of the Registrable Shares indicated in such request of the Holder so as to permit the disposition of the shares so requested.

2.2.	Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without adversely affecting such underwriter’s ability to effect an orderly distribution of such securities, the Company will include in such registration: (i) first, the Company’s Securities; and (ii) second, the number of Registrable Shares requested to be included by the Holder which in the opinion of such underwriter can be sold.

3.	DEMAND REGISTRATION

3.1.	The Holder (the “Initiating Holder”) may request in writing that all or part of its Registrable Shares shall be registered under the Securities Act. Upon the receipt of such request, the Company shall, as promptly as practicable, and in any event within 3 (three) months of the written request of the Holder, make best reasonable efforts to file a registration statement with the Commission with respect to all Registrable Shares indicated in the written request by the Holder and any related qualification or compliance (a “Demand”).

3.2.	The Holder shall be entitled to an aggregate of two (2) Demands.

3.3.	Notwithstanding any other provision of this Section 3, no Demand shall be binding on the Company if: (i) the Company has filed any registration statement for the registration of its equity securities (other than on a form S-8 or similar registration for employee shares) within the previous one hundred eighty days (180) days, or (ii) the anticipated proceeds from the sale of the shares to be included in the Registration is less than Five Million United States Dollars ($5,000,000), or (iii) the Company has theretofore decided to file a Company initiated registration and, in its good faith estimate, will file it within the next sixty (60) days. In addition, if the Company shall furnish to the Holder a certificate signed by the Chief Financial Officer of the Company stating that, in the good faith judgment of the Board of Directors, it would be detrimental to the Company for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred and eighty (180) days after receipt of the request of the Holder (the “DelayPeriod”). The Company agrees that it shall not file any other registration statement on behalf of itself or any other party during such Delay Period.

3.4.	Any registration proceeding begun pursuant to Section 3.1 that is subsequently withdrawn prior to the filing thereof at the request of the Holder shall not count toward the number of Demands, if such withdrawal is based upon material adverse information relating to the Company or its condition, business and prospects which is different from that generally known to the Holder at the time of its request. If a registration begun pursuant to this Section 3 is subsequently withdrawn at the request of the Holder subsequent to the filing thereof or for any other reason, it shall count towards the number of Demands.

3.5.	Notwithstanding any other provision of this Section 3, if the managing underwriter advises the Holder, in writing, that in the managing underwriter’s opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without adversely affecting such underwriter’s ability to effect an orderly distribution of such securities, the Company will include in such registration the number of Registrable Shares requested to be included that, in the opinion of such underwriters, can be sold, in the registration.

3.6.	F-3 Registration. If the Company shall be qualified to register securities on Form F-3 and shall receive from the Holder a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to Registrable Shares where the aggregate net proceeds from the sale of the Holder’s Registrable Shares equal to at least two million United States Dollars ($2,000,000), the Company shall include in such registration (subject to the provision more fully set forth in this Section 3.6) all of the Registrable Shares indicated in the request of the Holder. The Company shall then effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such Registrable Shares as are specified in the requests; provided, however, that the Company shall not be obligated to effect any such registration, qualification, or compliance, pursuant to this Section 3.6 if the Company has, within the eighteen (18) month period preceding the date of such request, already effected one (1) registration for the Holder. Notwithstanding any other provision of this Section 3, no Demand shall be binding on the Company if: (i) the Company has filed any registration statement for the registration of its equity securities (other than on a form S-8 or similar registration for employee shares) within the previous one hundred eighty days (180) days, or (ii) the Company has theretofore decided to file a Company initiated registration and, in its good faith estimate, will file it within the next sixty (60) days. In addition, if the Company shall furnish to the Holder a certificate signed by the Chief Financial Officer of the Company stating that, in the good faith judgment of the Board of Directors, it would be detrimental to the Company for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred and eighty (180) days after receipt of the request of the Holder (the “DelayPeriod”). The Company agrees that it shall not file any other registration statement on behalf of itself or any other party during such Delay Period. In addition, Section 3.5 hereof shall apply to any applicable registration under this Section 3.6

3.7.	Black Out Periods. At any time when a registration statement effected hereunder relating to Registrable Securities is effective, upon written notice from the Company to the Holder that either: (i) the Board of Directors of the Company, in its reasonable judgment, resolves that such Holder’s sale of Registrable Securities pursuant to the registration statement would adversely interfere with any major acquisition, corporate reorganization or other similar transaction involving the Company (a “Transaction Blackout”); or (ii) the Company determines, in the good faith judgment of the general counsel of the Company, that the Holder’s sale of Registrable Securities pursuant to the registration statement would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or the Company is unable to comply with Commission requirements and that such disclosure will be detrimental to the Company (an “Information Blackout”); then the Holder shall suspend sales of Registrable Securities pursuant to such registration statement until the earlier of: (A) (1) in the case of a Transaction Blackout, the earliest of (a) one month after the completion of such acquisition, corporate reorganization or other similar transaction; (b) promptly after abandonment of such acquisition, corporate reorganization or other similar transaction; and (c) 120 days after the date of the Company’s written notice of such Transaction Blackout; or (2) in the case of an Information Blackout, the earlier of (a) the date upon which such material information is disclosed to the public or ceases to be material; and (b) 90 days after the Company’s notice of an Information Blackout, and (B) such time as the Company notifies the Holder that sales pursuant to such registration statement may be resumed.

4.	DESIGNATION OF UNDERWRITER

4.1.	In the case of any registration effected pursuant to Section 3, should the offering be underwritten, the Company and the Holder shall confer as to the selection of a managing underwriter. Should they fail to reach agreement, the selection shall be made by the Holder.

4.2.	In the case of any registration initiated by the Company under Section 2, the Company shall have the right to designate the managing underwriter in any underwritten offering.

5.	EXPENSES

All expenses incurred in connection with any registration under Sections 2 or 3 shall be borne by the Company; provided, however, that the Holder shall pay its pro rata portion of the discounts or commissions payable to any underwriter and shall bear its own attorney’s fees and disbursements.

6.	INDEMNIFICATION AND CONTRIBUTION

In the event of any registered offering of Ordinary Shares pursuant to this Agreement:

6.1	The Company will indemnify and hold harmless, to the fullest extent permitted by law, the Holder participating in such registration and any underwriter who participates as an underwriter in such registered offering, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s prior written consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse the Holder, any underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable towards the Holder, the underwriter or controlling person to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission in such registration statement or prospectus so made in conformity with information furnished to the Company in writing by the Holder, such underwriter or such controlling persons specifically for use in such registration statement; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 6.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder, the underwriter or any controlling person of the Holder or the underwriter, and regardless of any sale in connection with such offering by the Holder. Such indemnity shall survive the transfer of securities by the Holder but in no event shall the Company pay more than once in respect of any loss, damage, claim or liability. The foregoing indemnity is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity shall not inure to the benefit of (i) the Holder and (ii) any underwriter, if a copy of such amended or final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act.

6.2	The Holder participating in a registration will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with such selling Holder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and the Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent; provided, however, that the Holder shall be liable in any such case only to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission in such registration or prospectus made in strict conformity with written information furnished to the Company by the Holder specifically for use in such registration statement; and provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; and provided, further, that the indemnity agreement contained in this Section 6.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holder, as the case may be, which consent shall not be unreasonably withheld. In any event, the indemnification obligations under this Section 6.2 shall not exceed the net proceeds received by the Holder pursuant to the public offering.

6.3	Promptly after receipt by an indemnified party pursuant to the provisions of Sections 6.1 or 6.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, but in any event no fewer than ten (10) days before the date designated in such notice as the date by which an answer must be served (or such extension thereof, provided that the extension has been granted in writing by the plaintiff and that no admission or consent to jurisdiction or other waiver has been granted or implied by the request for such an extension), such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Sections 6.1 or 6.2, promptly notify the indemnifying party of the commencement thereof. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 6.1 or 6.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6.4	Contribution. If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other from the registration or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.	OBLIGATIONS OF THE COMPANY

Whenever required under this Agreement to effect the registration of any Registrable Shares, the Company shall, as expeditiously as possible:

7.1.	(i) prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its best reasonable efforts to cause such registration statement to become effective, (ii) upon the request of the Holder of the Registrable Shares registered thereunder, keep a registration statement filed pursuant to Section 2 effective until the earlier to occur of (i) the completion of the distribution contemplated in the Registration Statement and (ii) one year following the effective date thereof, provided that the Company, in its sole discretion, shall be entitled to reduce such one-year period to any period of at least 180 days plus the number of days of any Transaction Blackout or Information Blackout.

7.2.	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be reasonably necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement.

7.3.	furnish to the Holder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Shares owned by it.

7.4.	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

7.5.	notify the Holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

7.6.	cause all Registrable Shares registered pursuant hereunder to be listed on Nasdaq on any other stock exchange on which similar securities issued by the Company are then listed.

7.7.	provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration.

7.8.	take such action as is required under the securities laws of such states of the United States as the Holder shall reasonably request; provided, however, that the Company shall not be required to qualify to do business as a foreign corporation, or to file any general consent to service of process, in any state.

7.9.	furnish, at the request of the Holder requesting registration of Registrable Shares pursuant to this Agreement, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

8.	CONDITIONS TO REGISTRATION OBLIGATIONS

The Company shall not be obligated to effect the registration of Registrable Shares pursuant to this Agreement unless the Holder of such Registrable Shares consents to the following conditions:

8.1.	conditions requiring the Holder to comply with all applicable provisions of the Securities Act and the Securities and Exchange Act including, but not limited to, the prospectus delivery requirements of the Securities Act, and to furnish to the Company information about itself, its holdings in the Company and sales made in such public offering;

8.2.	conditions prohibiting the Holder upon receipt of telegraphic or written notice from the Company that it is required by law to correct or update the registration statement or prospectus from effecting sales of the Registrable Shares until the Company has completed the necessary correction or updating; and

8.3.	conditions prohibiting the sale of Registrable Shares by the Holder during the process of the registration until the Registration Statement is effective.

9.	ASSIGNMENT OF REGISTRATION RIGHTS

The Holder may assign its rights to cause the Company to register pursuant to this Agreement all or part of its Registrable Shares to a purchaser of at least 20% of the Ordinary Shares held by the Holder or to a Permitted Transferee who would not be able to dispose of such shares under Rule 144 within six months from the date of such sale. The transferor shall, within twenty (20) days after such transfer, furnish the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee’s written agreement to be bound by this Agreement.

10.	LOCK-UP AND OTHER REQUIREMENTS OF THE HOLDER

In any registration of the Company’s shares, the Holder agrees that any sales of Registrable Shares may be subject to a “lock-up” period restricting such sales for up to one hundred and eighty (180) days, and the Holder will agree to abide by such customary “lock-up” period of up to one hundred and eighty (180) days as is required by the underwriter in such a registration and further agree to execute such further documents as may be required by the underwriters to effectuate such “lock-up”. In addition, the Holder may not participate in any underwritten registration hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any customary underwriting arrangements and (ii) provides any relevant information and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements.

11.	RULE 144

Unless and until the Company shall have terminated its registration under Section 12 of the United States Securities Exchange Act of 1934, as amended, or any federal statute or code which is a successor thereto (the “Exchange Act”), which it shall be entitled to do in its sole discretion, the Company shall:

11.1.	Make and keep available adequate current public information with respect to the Company within the meaning of Rule 144(c) under the Securities Act (or similar rule then in effect);

11.2.	Furnish to the Holder of Registrable Shares forthwith upon request (i) a written statement by the Company as to its compliance with the informational requirements of Rule 144(c) (or similar rule then in effect) or (ii) a copy of the most recent annual or quarterly report of the Company; and

11.3.	Use its best efforts to comply with all other necessary filings and other requirements so as to enable the Holder and any transferee thereof to sell Registrable Shares under Rule 144 under the Securities Act (or similar rule then in effect).

12.	OTHER REGISTRATION RIGHTS

The Company shall not grant registration rights with respect to any securities of the Company to any Person that are superior to the registration rights granted to the Holder pursuant to this Agreement, except with the written consent of the Holder.

13.	MISCELLANEOUS

13.1.	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

13.2.	Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel; provided, however, that with respect to maters specifically related to the federal securities laws of the United States, such laws shall govern. All disputes arising under this Agreement or in connection with the transactions hereunder shall be resolved between the parties in good faith. If the parties hereto fail to agree within twenty (20) days after a party shall have requested Arbitration, they shall select one arbitrator by mutual agreement. The proceedings will take place in Tel-Aviv, Israel. The arbitrator shall not be bound by any judicial rules of evidence or procedure but shall be bound by the substantive law of the State of Israel and will have to elaborate the grounds of his/her decision. The arbitral award shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction, or application may be made to such Court for a judicial acceptance of the award or for an order of enforcement, as the case may be.

13.3.	Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement except that, upon the consummation of a transfer of Registrable Shares to a Permitted Transferee or the sale of at least 20% of the Registrable Shares held by the Holder to a person that would hold such shares as restricted securities and who would not be able to dispose of such shares under Rule 144 within six months from the date of such sale, such Permitted Transferee or purchaser, as the case may be, shall succeed to (or share in) all rights and privileges of the transferor (as a Shareholder) under this Agreement as if it were an original party hereto.

Without derogating from the provisions of the previous paragraph, no assignment or transfer under this Section 13.3 shall be made unless the transferee agrees to be bound by all agreements binding upon the transferor immediately prior to such transfer.

13.4.	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

13.5.	Amendments. Any term of this Agreement may be amended with the written consent of the Holder and the Company.

13.6.	Section Headings; Preamble. All article and section headings are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement. The preamble to this Agreement is incorporated herein and forms an integral part of this Agreement.

13.7.	Communications. All notices or other communications hereunder shall be in writing and shall either be given in person, sent by registered mail (registered international air mail if mailed internationally), sent by an overnight courier service which obtains a receipt to evidence delivery, or transmitted by facsimile transmission (provided that written confirmation of receipt is provided), to the addresses of the parties set forth in the PIPE Agreement, or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person or by courier service shall be deemed to have been given as of three business days after sending thereof, those given by facsimile transmission shall be deemed given twenty-four hours following transmission, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given ten (10) days after posting.

13.8.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any such breach or default. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

13.9.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

13.10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

Formula Systems (1985) Ltd.

By____________________
Name
Title

FIMGold, Limited Partnership

By: FIMGold Ltd., the General Partner
_______________________________
Name: Ishay Davidi and Dan Goldstein
Title: directors: